UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2019

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9356	23-2432497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Greenway Plaza Suite 600 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former name or former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Limited partner units representing limited partnership interests	BPL	New York Stock Exchange

Item 1.01  Entry into a Material Definitive Agreement.

On May 10, 2019, Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership” or “Buckeye”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“ServiceCo”), and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). The Merger Agreement, which has been unanimously approved by the Board of Directors of the General Partner (the “Board”) on behalf of the Partnership, provides for the merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a wholly owned subsidiary of Parent. After the Merger, the Partnership will cease to be publicly traded.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of the Partnership’s issued and outstanding units representing limited partner interests in the Partnership (the “Partnership Units”) (other than Partnership Units owned immediately prior to the Effective Time by the Partnership, by Parent or any of its subsidiaries or under certain circumstances by ServiceCo), will be converted into the right to receive $41.50 in cash per Partnership Unit (the “Merger Consideration”), without interest.  Unitholders will continue to be entitled to receive regular quarterly cash distributions declared by the Board that are paid on a date prior to the closing of the Merger but will not be entitled to receive any distributions that would have been paid on a date after the closing of the Merger.

Completion of the Merger is subject to customary closing conditions, including (i) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Partnership Units entitled to vote thereon (the “Unitholder Approval”), (ii) there being no judgment or law enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal, (iii) the expiration of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), (iv) clearance of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”) and (v) the receipt of Pennsylvania Public Utility Commission approval and certain regulatory approvals in the Bahamas. The obligation of each of the Partnership and the General Partner, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

The Merger Agreement contains representations and warranties and covenants of the parties customary for a transaction of this nature. Among other things, Parent has agreed to use reasonable best efforts to promptly take all actions necessary to obtain all regulatory approvals applicable to the Merger, including (i) entering into consent decrees or undertakings with a regulatory authority, (ii) agreeing to sell, divest or otherwise convey or hold separate any assets or businesses of the Partnership and its subsidiaries, (iii) terminating existing contractual relationships or joint venture arrangements or entering into new contractual relationships of the

Partnership or any of its subsidiaries, (iv) agreeing to operational restrictions or actions that limit the Partnership’s or any of its subsidiaries’ freedom of action with respect to any services, assets or businesses, (v) effecting any other change or restructuring of the Partnership or any of its subsidiaries and (vi) defending through litigation any claim asserted by a regulatory authority that would prevent the closing of the Merger, in each case, so long as Parent and its affiliates are not required to take or commit to take any action to obtain regulatory approvals that (1) would have a material adverse effect on the Partnership and its subsidiaries, taken as a whole, or (2) would require any action by, or would impose any condition or restriction on, any of Parent’s affiliates (other than Merger Sub) or direct or indirect equityholders.

Until the earlier of the termination of the Merger Agreement and the Effective Time, the Partnership has agreed to use reasonable best efforts to operate its business in all material respects in the ordinary course and has agreed to certain other operating covenants and to not take certain specified actions prior to the consummation of the Merger, as set forth more fully in the Merger Agreement. The Partnership has also agreed to convene and hold a meeting of its unitholders for the purpose of obtaining the Unitholder Approval. In addition, the Merger Agreement requires that, subject to certain exceptions, the Board recommend that the Partnership’s unitholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Transactions”).

In addition, the Partnership has also agreed not to initiate, solicit, knowingly encourage or knowingly facilitate takeover proposals from third parties. The Partnership has also agreed not to, subject to certain exceptions, provide non-public information to or engage in discussions or negotiations with third parties regarding alternative takeover proposals. Notwithstanding these restrictions, prior to the receipt of the Unitholder Approval, the Partnership may under certain circumstances and in compliance with certain obligations provide non-public information to and participate in discussions or negotiations with third parties with respect to unsolicited alternative takeover proposals.

Prior to obtaining the Unitholder Approval, the Board may, among other things, change its recommendation that the unitholders approve the Merger Agreement and the Transactions or terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal (as defined in the Merger Agreement), subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a period following such notice and the payment of the termination fee described below.

The Merger Agreement contains certain termination rights for the Partnership and Parent, including, among others, the right of (i) the Partnership to terminate the Merger Agreement in order to enter into a definitive agreement for an acquisition proposal that constitutes a Superior Proposal and (ii) Parent to terminate the Merger Agreement as a result of the Board changing its recommendation with respect to the Merger Agreement and the Transactions. The Merger Agreement provides that under specified circumstances, including those described above, the Partnership will be required to pay Parent a termination fee of $130 million. The Merger Agreement also provides that under specified circumstances in connection with a failure by Parent to consummate the Transactions, Parent will be required to pay the Partnership a reverse termination fee of $390 million.

Parent has obtained debt financing commitments from Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. and an equity financing commitment from IFM Global Infrastructure Fund, in each case, to fund the Transactions. The Merger Agreement requires Parent to use its reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitments and for the Partnership to use its reasonable best efforts to cooperate with and assist Parent in connection with the financing.

The disclosure contained in this Item 1.01 does not purport to be a complete description of the Merger Agreement and the Transactions and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated by reference into this Item 1.01.

The Merger Agreement has been attached as an exhibit to this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties thereto or to modify or supplement any factual disclosures about the Partnership or any of the Partnership’s subsidiaries, including the General Partner, in their public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Merger Agreement includes certain representations, warranties and covenants of the parties thereto made solely for purposes of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement, and which may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Merger Agreement. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, some of those representations and warranties (i) may have been qualified by certain documents filed with, or furnished to, the SEC by the parties prior to the date of the Merger Agreement, (ii) may have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement, (iii) may not be accurate or complete as of any specified date, (iv) may be subject to a contractual standard of materiality different from those generally applicable to the SEC filings of the parties or (v) may have been used for purposes of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Buckeye. In connection with the proposed acquisition, Buckeye intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. Buckeye’s unitholders are urged to read all relevant documents filed with the SEC, including Buckeye’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and unitholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Buckeye at http://www.buckeye.com/InvestorCenter/SECFilings/tabid/222/Default.aspx or by directing a request to Buckeye’s Investor Relations Department at 800-422-2825 or irelations@buckeye.com.

Participants in the Solicitation

Buckeye and its respective directors, executive officers, general partners, limited partners and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Buckeye’s unitholders in favor of the proposed transaction. Information about the directors and executive officers of Buckeye’s general partner is set forth in Buckeye’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Limited Partners, which was filed with the SEC on April 17, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 15, 2019. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Buckeye’s unitholders generally, will also be included in Buckeye’s proxy statement relating to the proposed transaction, when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this communication includes “forward-looking statements.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts, are forward-looking statements. Such statements use forward-looking words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and other similar expressions that are intended to identify forward-looking statements, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (i) changes in federal, state, local and foreign laws or regulations to which Buckeye is subject, including those governing pipeline tariff rates and those that permit the treatment of Buckeye as a partnership for federal income tax purposes; (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases and natural disasters; (iii) changes in the marketplace for Buckeye’s products or services, such as increased competition, changes in product flows, better energy efficiency or general reductions in demand; (iv) adverse regional, national, or international economic conditions, adverse capital market conditions and adverse political developments; (v) shutdowns or interruptions at Buckeye’s pipeline, terminalling, storage and processing assets or at the source points for the products Buckeye transports, stores or sells; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of Buckeye’s assets; (vii) volatility in the price of liquid petroleum products; (viii) nonpayment or nonperformance by Buckeye’s customers; (ix) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies and benefits; (x) Buckeye’s ability to successfully complete its organic growth projects and to realize the anticipated financial benefits; (xi) the risk that the proposed Merger with Hercules Intermediate Holdings LLC may not be completed in a timely manner or at all; (xii) Buckeye’s failure to receive, on a timely basis or otherwise, the required approval of the proposed Merger with Hercules Intermediate Holdings LLC by Buckeye’s unitholders; (xiii) the possibility that competing offers or acquisition proposals for Buckeye will be made; (xiv) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Buckeye to pay a termination fee or other expenses; (xvi) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Buckeye’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (xvii) risks related to diverting management’s attention from Buckeye’s ongoing business operations; (xviii) the risk that unitholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs to defend or resolve; (xix) the possibility that long-term financing for the proposed acquisition may not be available on favorable terms, or at all; and (xx) the cautionary discussion of risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC on February 15, 2019) and other risk factors identified herein or from time to time in Buckeye’s periodic filings with the SEC. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of Buckeye’s forward-looking statements. Other known or unpredictable factors could also have material adverse effects on future results. Consequently, all of the forward-looking statements made in this communication are qualified by these cautionary statements, and Buckeye cannot assure you that actual results or developments that it anticipates will be realized or, even if substantially realized, will have the expected consequences to or effect on Buckeye or its business or operations.

The forward-looking statements contained in this communication speak only as of the date hereof. Although the expectations in the forward-looking statements are based on Buckeye’s current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, Buckeye undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Buckeye or any person acting on Buckeye’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication and in Buckeye’s future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication may not occur.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of May 10, 2019, by and among Hercules Intermediate Holdings LLC, Hercules Merger Sub LLC, Buckeye Partners, L.P., Buckeye Pipe Line Services Company and Buckeye GP LLC*

*                 Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

Exhibit Index

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of May 10, 2019, by and among Hercules Intermediate Holdings LLC, Hercules Merger Sub LLC, Buckeye Partners, L.P., Buckeye Pipe Line Services Company and Buckeye GP LLC*

*                 Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC, its General Partner
/s/ Todd J. Russo
	Name:	Todd J. Russo
	Title:	Senior Vice President, General Counsel and Secretary

Dated: May 10, 2019